Exhibit 99.1

Media Inquiries:	Investor Inquiries:
Heather Beardsley	John Huyette
+1 610-208-2278	+1 610 208-2061
hbeardsley@cartech.com	jhuyette@cartech.com

COLLEEN PRITCHETT JOINS CARPENTER TECHNOLOGY’S BOARD OF DIRECTORS

PHILADELPHIA, June 5, 2023 (GLOBE NEWSWIRE) — Carpenter Technology Corporation (NYSE: CRS) announced today that Colleen Pritchett has been appointed to the Company’s Board of Directors, effective June 1, 2023.

Ms. Pritchett brings more than 25 years of global leadership experience and demonstrated success improving operations and expanding product portfolios through innovation and growth strategies in industrial, electronics and aerospace industries. Ms. Pritchett is currently the President, Aperture Solutions — U.S. at Cornerstone Building Brands, Inc, the largest manufacturer of exterior building products in North America. Prior to her current role, Ms. Pritchett served as President, Americas Aerospace, a division of Hexcel Corporation, a leading producer of carbon fiber reinforcements and resin systems, and the world leader in honeycomb manufacturing for the commercial aerospace industry.

Prior to Hexcel, Ms. Pritchett spent 22 years in various roles of increasing responsibility with DuPont. Ms. Pritchett received her Bachelor of Science in chemical engineering from Penn State University and an MBA from Goizueta Business School at Emory University. She also has leadership training from the Harvard Business School Leadership Program and Women in Governance Program at UCLA.

“We welcome Colleen to Carpenter Technology’s Board of Directors. We are confident that Colleen’s extensive leadership experience, combined with her substantial operational, commercial and strategy background, will be a significant benefit to Carpenter Technology as we continue to grow and build long-term value for shareholders.” said Martin Inglis, Chairman of the Board of Directors.

About Carpenter Technology

Carpenter Technology Corporation is a recognized leader in high-performance specialty alloy-based materials and process solutions for critical applications in the aerospace, defense, transportation, energy, industrial, medical, and consumer electronics markets. Founded in 1889, Carpenter Technology has evolved to become a pioneer in premium specialty alloys, including titanium, nickel, and cobalt, as well as alloys specifically engineered for additive manufacturing (AM) processes and soft magnetics applications. Carpenter Technology has expanded its AM capabilities to provide a complete “end-to-end” solution to accelerate materials innovation and streamline parts production. More information about Carpenter Technology can be found at www.carpentertechnology.com.